                                                                 EXHIBIT (a)(1)

                                 NET2PHONE, INC.

    OFFER TO REPRICE OPTIONS ISSUED UNDER NET2PHONE, INC.'S 1999 AMENDED AND
                    RESTATED STOCK OPTION AND INCENTIVE PLAN

-------------------------------------------------------------------------------

                     THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                           AT 5:00 P.M., EASTERN TIME,
                 ON MARCH 4, 2002, UNLESS THE OFFER IS EXTENDED.

-------------------------------------------------------------------------------

         Net2Phone, Inc. is offering eligible option holders the opportunity to participate in a repricing program which will enable eligible option holders to obtain a repricing of outstanding and unexercised options having an exercise price greater than $3.50 per share (the "Eligible Options") to purchase shares of common stock, par value $0.01 per share, of Net2Phone (the "Common Stock") which were granted on or prior to December 18, 2001 under Net2Phone's 1999 Amended and Restated Stock Option and Incentive Plan (the "Option Plan"). Net2Phone is making this offer upon the terms and subject to the conditions described in this Offer to Reprice, and in the related Cover Letter to Eligible Option Holders, Election Form, and Form of Notice of Change in Election (which together, as they may be amended from time to time, constitute the "Offer").

           The repricing program provides that the vesting date of all Eligible Options which are submitted for repricing and which are currently vested or scheduled to vest prior to June 1, 2002, will be deferred until June 1, 2002. You may only agree to a repricing for all or none of your Eligible Options. The Offer is currently scheduled to expire on March 4, 2002 (the "Expiration Date"). This Offer is not conditioned upon a minimum number of holders of Eligible Options accepting the Offer or a minimum number of Eligible Options being repriced pursuant to the Offer. Participation in the Offer is completely voluntary. This Offer is subject to the conditions described in Section 7 of "The Offer."

         You can participate in the Offer if you are an employee of Net2Phone, Inc., IDT Corporation, Adir Technologies, Inc. or are a non-employee director of Net2Phone on the date the Offer commences and on the date Eligible Options submitted to be repriced pursuant to the Offer are repriced. In order to have your Eligible Options repriced pursuant to this Offer, you must continue to be an employee of Net2Phone, IDT or Adir or continuing to serve as a non-employee director of Net2Phone through June 1, 2002. If you are no longer an employee of Net2Phone, IDT or Adir or continuing to serve as a non-employee director of Net2Phone on June 1, 2002, then the exercise price of your repriced Eligible Options will revert to the exercise prices in effect immediately prior to the repricing.

         All repriced options will be subject to all the terms, conditions, laws, rules and regulations applicable to the Option Plan, including, where applicable, any relevant holding periods, for tax or other reasons.

         The exercise price per share of Eligible Options repriced pursuant to the repricing program will initially be either $3.50, $5.00 or $7.00 (subject to adjustment) based on the determination of the Board of Directors and described in the Offer. The new exercise price per share of your Eligible Options which are repriced pursuant to the Offer will be stated on the Election Form you receive from Net2Phone.

IF YOU ARE NOT AN EMPLOYEE OF NET2PHONE, IDT, ADIR OR A NON-EMPLOYEE DIRECTOR OF NET2PHONE FROM THE DATE YOU ACCEPT THE OFFER THROUGH THE DATE WE REPRICE ELIGIBLE OPTIONS PURSUANT TO THE OFFER, YOUR OPTIONS WILL NOT BE REPRICED AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ACCEPTANCE OF THE OFFER. ACCEPTANCE OF THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF NET2PHONE, IDT OR ADIR. IF YOUR EMPLOYMENT BY NET2PHONE, IDT OR ADIR TERMINATES BETWEEN THE DATE OF THE REPRICING OF THE ELIGIBLE OPTIONS AND JUNE 1, 2002, THEN THE EXERCISE PRICE OF YOUR REPRICED ELIGIBLE OPTIONS WILL REVERT BACK TO THE EXERCISE PRICE IN EFFECT IMMEDIATELY PRIOR TO THE REPRICING (See Section 7 of "The Offer")

         Although Net2Phone's board of directors has approved the Offer, neither Net2Phone nor its board of directors make any recommendation as to whether you should elect to have your Eligible Options repriced pursuant to the Offer. The decision to accept the Offer to have your Eligible Options repriced is an individual one based on a variety of factors. You must make your own decision whether or not to elect to have your Eligible Options repriced pursuant to the Offer, and you should consult with your personal advisors if you have questions about your financial or tax situation.

         Net2Phone's common shares are traded on Nasdaq under the symbol "NTOP." On January 18, 2002, the closing price of the common shares reported on Nasdaq was $5.20 per share.

WE RECOMMEND THAT YOU OBTAIN AND EVALUATE CURRENT MARKET QUOTES FOR NET2PHONE'S COMMON STOCK, AMONG OTHER FACTORS BEFORE DECIDING WHETHER OR NOT TO ELECT TO HAVE YOUR ELIGIBLE OPTIONS REPRICED PURSUANT TO THE OFFER.

THIS OFFER TO REPRICE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION, OR ANY OTHER SECURITIES AUTHORITY, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER SECURITIES AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO REPRICE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should direct questions about this Offer or requests for assistance or for additional copies of the Offer to Reprice, Cover Letter to Holders of Eligible Options, the Election Form and the Form of Notice of Change in Election to Bruce D. Shoulson, Esq., General Counsel, Net2Phone, Inc. at 520 Broad Street, Newark, New Jersey 07102, telephone number (973) 412-3881, fax number
(973) 412-3800.

                                    IMPORTANT

         If you wish to have your Eligible Options repriced, you must complete and sign the Election Form in accordance with its instructions, and fax, mail or hand deliver it and any other required documents to us at Net2Phone, Inc., 520 Broad Street, Newark, New Jersey 07102, Attn. Susan Burman, before 5:00 p.m., Eastern time, on the date the Offer expires.

         We are not making this Offer to, and we will not accept any acceptance of repricing of Eligible Options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this Offer to option holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ACCEPT OR NOT ACCEPT THE REPRICING OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION CONTAINED IN THIS DOCUMENT AND IN THE COVER LETTER TO ELIGIBLE OPTION HOLDERS, ELECTION FORM AND THE FORM OF NOTICE OF CHANGE IN ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS


                                                                                                               Page

SUMMARY TERM SHEET................................................................................................1

INTRODUCTION......................................................................................................7

THE OFFER.........................................................................................................7

1.       Eligible Employees.......................................................................................7

2.       Number of Options; Expiration Date.......................................................................7

3.       Purpose of the Offer.....................................................................................8

4.       Procedures for Repricing Options.........................................................................9

5.       Withdrawal Rules........................................................................................10

6.       Acceptance of Options for Repricing.....................................................................11

7.       Conditions of the Offer.................................................................................11

8.       Price Range of Common Shares............................................................................13

9.       Terms of Repriced Options...............................................................................13

10.      Information Concerning Net2Phone........................................................................15

11.      Interests of Directors and Officers; Transactions and Arrangements Concerning the Options...............15

12.      Legal Matters; Regulatory Approvals.....................................................................16

13.      Material U.S. Federal income Tax Consequences...........................................................16

14.      Material Tax Consequences for Employees who are Residents in Countries other than the United
         States..................................................................................................17

15.      Extension of the Offer; Termination; Amendment..........................................................17

16.      Fees and Expenses.......................................................................................18

17.      Additional Information..................................................................................18

18.      Forward Looking Statements; Miscellaneous...............................................................19

Schedule A        Information Concerning the Directors and Executive Officers of Net2Phone, Inc.


                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you may have about this Offer. We urge you to read carefully the remainder of this Offer to Reprice and the accompanying Cover Letter because the information in this summary is not complete, and additional important information is contained in this Offer to Reprice and in the Cover Letter. Where appropriate, we have included references to the relevant sections of this Offer to Reprice where you can find a more detailed description of the topics in this summary.

WHAT SECURITIES ARE WE OFFERING TO REPRICE?

         We are offering to reprice certain unexercised options having an exercise price greater than $3.50 per share to purchase shares of Common Stock of Net2Phone, held by eligible option holders and directors and which options had been granted on or before December 18, 2001. An unexercised option is an option to purchase shares of Common Stock which you were granted but have not yet exercised, regardless of whether it is vested or not. The vesting date of all Eligible Options repriced pursuant to the Offer that are currently vested or scheduled to vest prior to June 1, 2002 will be deferred until June 1, 2002. (See Sections 1 and 2 of "The Offer")

WHO IS ELIGIBLE TO PARTICIPATE?

         Employees of Net2Phone, Inc., IDT Corporation, Adir Technologies, Inc. and non-employee directors of Net2Phone on the date the Offer commences and on the date on which the Eligible Options are repriced are eligible to participate. In order to have your Eligible Options repriced, you must remain an employee of Net2Phone, IDT or Adir or serving as a non-employee director of Net2Phone, as the case may be, until the date the Eligible Options are repriced. If you are no longer an employee of Net2Phone, IDT or Adir or serving as a non-employee director of Net2Phone on June 1, 2002, then the exercise price of the Eligible Options for which you accept repricing will revert back to the exercise price in effect immediately prior to the repricing. Eligible option holders in all locations are entitled to participate in this Offer. However, we are not making the Offer to, and we will not reprice Eligible Options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any offer to reprice options would not be in compliance with the laws of such jurisdiction. (See Section 1 of "The Offer")

WHY ARE WE MAKING THE OFFER?

         We believe that the repricing of Eligible Options will provide holders of Eligible Options with certain ownership rights in Net2Phone, strengthen their motivation and their identification with Net2Phone's activities and success, and emphasize the connection between their individual performance and Net2Phone's overall achievements. The Offer enables us to offer eligible option holders an incentive to prosper with Net2Phone since the exercise prices of many existing options issued under the Option Plan, whether or not they are currently exercisable, are significantly higher than the current market price of our Common Stock. In making this Offer to reprice existing Eligible Options, it is our goal to provide eligible option holders with the benefit of owning options that over time may have a potential to increase in value, create better performance incentives and thereby maximize stockholder value. (See Section 3 of "The Offer")

WHAT ARE THE CONDITIONS TO THE OFFER?

         The Offer is subject to a number of conditions, including the conditions described in Section 7 of "The Offer." The Offer is not, however, conditioned on a minimum number of holders of Eligible Options accepting the Offer or a minimum number of Eligible Options being tendered for repricing. Participation in the Offer is completely voluntary. (See Section 7 of "The Offer")

ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT YOU MUST SATISFY AFTER THE EXPIRATION DATE OF THE OFFER TO REPRICE?

         To have your Eligible Options repriced under the Offer and under the terms of the Option Plan, you must be employed by Net2Phone, IDT or Adir or serving as a non-employee director of Net2Phone, continuously from the date this Offer expires through the date the Eligible Options are repriced. Even if your Eligible Options are repriced, in the event that you do not remain in the employ of Net2Phone, IDT or Adir or continue to serve as a non-employee director of Net2Phone through June 1, 2002, the exercise price of your repriced Eligible Options will revert to the exercise price in effect immediately prior to the repricing.

         The repricing of Eligible Options may be delayed if, in the opinion of the board of directors of Net2Phone, there exists or has occurred certain events, circumstances or non-public information such that the closing price of Net2Phone's Common Stock reported by Nasdaq does not reflect the true fair market value of the Common Stock.

IF YOU ARE NOT AN EMPLOYEE OF NET2PHONE, IDT, ADIR OR SERVING AS A NON-EMPLOYEE DIRECTOR OF NET2PHONE FROM THE DATE YOU ACCEPT THE OFFER THROUGH THE DATE WE REPRICE ELIGIBLE OPTIONS PURSUANT TO THE OFFER, YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ACCEPTANCE OF THE OFFER. ACCEPTANCE OF THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF NET2PHONE, IDT OR ADIR. IF YOUR EMPLOYMENT BY NET2PHONE, IDT OR ADIR OR SERVICE AS A NON-EMPLOYEE DIRECTOR OF NET2PHONE TERMINATES BETWEEN THE DATE OF THE REPRICING OF THE ELIGIBLE OPTIONS AND JUNE 1, 2002, THEN THE EXERCISE PRICE OF YOUR REPRICED ELIGIBLE OPTIONS WILL REVERT BACK TO THE EXERCISE PRICE IN EFFECT IMMEDIATELY PRIOR TO THE REPRICING. (See Section 7 of "The Offer")

HOW MANY OPTIONS OWNED BY YOU WILL BE ELIGIBLE FOR REPRICING?

         Subject to the terms of this Offer, we will reprice not less than all of the options granted to you under the Option Plan on or before December 18, 2001 and having an exercise price greater than $3.50 per share, rounded down to the nearest whole number. For example, if you have three option grants at different exercise prices ($3.00, $37.00 and $40.00, respectively), and you accept the Offer, you would be required to accept the Offer with respect to all of the $37.00 and $40.00 options. However, you would not be able to accept the Offer with respect to the $3.00 options because they are not Eligible Options under the Offer. The exact number of existing options that you have now and that are eligible for repricing will be set forth on the Election Form you receive from Net2Phone. All Eligible Options which are repriced pursuant to the Offer will be subject to the terms and conditions of the Option Plan and the stock option agreements governing the repriced Eligible Options in effect at that time. (See Section 2 of "The Offer")

WHEN WILL YOUR OPTIONS BE REPRICED?

         We expect to reprice Eligible Options submitted for repricing by March 11, 2002. You must be an employee of Net2Phone, IDT, Adir or serving as a non-employee director of Net2Phone on the date we reprice the options in order to be eligible to have your Eligible Options repriced. (See Section 6 of "The Offer") The repricing of the options may be delayed if, in the opinion of the board of directors of Net2Phone, there exists or has occurred certain events, circumstances or non-public information such that the closing price of Net2Phone's Common Stock as reported by Nasdaq fails to reflect the true fair market value of the Common Stock. (See Section 6 of "The Offer")

IF YOU ACCEPT REPRICING OF YOUR ELIGIBLE OPTIONS IN THE OFFER, WILL YOU BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE YOUR OPTIONS ARE ACTUALLY REPRICED?

         Yes. If we decide to offer you, at our sole discretion, any other options, separately and not in connection with this Offer, we may grant them to you before the repricing date of your Eligible Options under this Offer. (See
Section 9 of "The Offer")

WHAT WILL THE EXERCISE PRICE OF THE REPRICED ELIGIBLE OPTIONS BE?

         The exercise price per share of the repriced Eligible Options will be either $3.50, $5.00 or $7.00 based on a variety of factors considered by the board of directors. The new exercise price per share of your Eligible Options which are repriced pursuant to the Offer will be stated on the Election Form you receive from Net2Phone. (See Section 9 of "The Offer")

WHEN WILL THE REPRICED ELIGIBLE OPTIONS VEST?

         Eligible Options which are repriced pursuant to the Offer and which are currently vested or scheduled to vest prior to June 1, 2002, will not be exercisable until June 1, 2002. Eligible Options which are submitted for repricing pursuant to the Offer, that have scheduled vesting dates after June 1, 2002, will not be affected by the repricing. The vesting schedule for your existing options that are not repriced under the Offer will remain unchanged. (See Section 9 of "The Offer")

ARE THERE CIRCUMSTANCES WHERE YOUR OPTIONS WOULD NOT BE REPRICED EVEN THOUGH YOU ACCEPTED THE OFFER?

         Yes, if any applicable law prohibits the repricing. We do not currently believe that we are prohibited by any law or regulation from repricing Eligible Options as set forth in the Offer. We intend to take reasonable measures to avoid such legal or regulatory prohibition, however, we will not reprice Eligible Options which you elect to have repriced pursuant to the Offer if we are prohibited from doing so. (See Section 7 of "The Offer") The repricing of Eligible Options may be delayed if, in the opinion of the board of directors of Net2Phone, there exists or has occurred certain events, circumstances or non-public information such that the closing price of Net2Phone's Common Stock as reported by Nasdaq does not reflect the true fair market value of the Common Stock.

         In addition, as mentioned above, if for any reason you are no longer employed by Net2Phone, IDT, Adir or are not serving as a non-employee director of Net2Phone on the date we reprice the Eligible Options, you will not be entitled to have your Eligible Options repriced under this Offer. Further, even if your Eligible Options are repriced, in the event that you are not an employee of Net2Phone, IDT or Adir or serving as a non-employee on June 1, 2002, the exercise price of your repriced Eligible Options will revert to the exercise price in effect immediately prior to the repricing.(See Section 6 of "The Offer")

WHAT HAPPENS TO OPTIONS THAT YOU ELECT NOT TO HAVE REPRICED OR THAT ARE NOT ACCEPTED FOR REPRICING?

         Your existing Eligible Options that you elect not to have repriced or that are not accepted for repricing under this Offer will not be affected by this Offer at all. Existing Eligible Options that you elect not to have repriced or existing Eligible Options that we do not accept for repricing will remain outstanding and retain their current exercise price and current vesting schedule until exercised or until they expire in accordance with their terms.

IF I HAVE INCENTIVE STOCK OPTIONS WHICH ARE ELIGIBLE OPTIONS, WHAT HAPPENS IF I ELECT NOT TO ACCEPT THE OFFER TO REPRICE THEM IN THIS OFFER?

         You will not be subject to current income tax if you do not accept repricing of your Eligible Options.

         We do not believe that our Offer to you will change any of the terms of your incentive stock options which are Eligible Options if you do not accept the Offer. However, the IRS may characterize our Offer to you as a "modification" of those incentive stock options, even if you decline the Offer. A successful assertion by the IRS that the options are modified could extend the incentive stock options' holding period to qualify for favorable tax treatment and cause a portion of your incentive stock options to be treated as nonqualified stock options.

         If you chose not to accept the Offer, we recommend that you consult with your own tax advisor to determine the tax consequence of the sale of the Common Stock that you will receive when you exercise your incentive stock option. (See Section 13 of "The Offer")

WILL YOU HAVE TO PAY TAXES IF YOUR ELIGIBLE OPTIONS ARE REPRICED UNDER THE
OFFER?

         If you choose to have your Eligible Options repriced, you should not be required at the time of repricing to recognize income under current U.S. federal laws for income tax purposes. We recommend that you consult with your own tax advisor to determine the tax consequences to you of accepting the Offer. For employees residing in countries outside the United States or that reside both in and outside of the United States, we recommend that you consult with your own tax advisor to determine that tax and social insurance consequences of this Offer under the laws of the country in which you live and work. (See Sections 13 and 14 of "The Offer")

IF YOUR ELIGIBLE OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL YOUR REPRICED OPTIONS BE INCENTIVE STOCK OPTIONS?

         If your Eligible Options were originally incentive stock options, it is unlikely that they will continue to be treated as incentive stock options after they are repriced pursuant to the Offer since their exercise price may be less than the fair market value of the underlying shares on the date the options were originally issued. Under the Internal Revenue Code of 1986, options can only qualify as incentive stock options to the extent that the new exercise price is equal to or greater than the underlying stock's fair market value on the date of the original issuance of the options. (See Sections 13 and 14 of "The Offer")

WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO HOW WILL YOU BE NOTIFIED IF IT IS EXTENDED?

         This Offer will expire on March 4, 2002, at 5:00 p.m., Eastern time, unless we extend it. We may, in our discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will notify you of such extension by public announcement of the extension. (See Sections 2 and 15 of "The Offer")

WHAT ACCOUNTING IMPACT WILL THE OFFER HAVE ON NET2PHONE?

         As a result of our decision to extend this Offer, all Eligible Options, whether or not they are repriced, will be treated for financial reporting purposes as variable awards. This means that we will be required to record the non-cash accounting impact of decreases and increases in Net2Phone's Common Stock as compensation expense in connection with Eligible Options which are repriced and any Eligible Options that are not repriced under the Offer. We will have to continue this variable accounting with respect to the Eligible Options until the Eligible Options are exercised, forfeited or terminated. The higher the market value of our Common Stock, the greater the compensation expense we will record.

HOW DO YOU AGREE TO REPRICING OF YOUR ELIGIBLE OPTIONS?

         In you wish to accept the Offer to reprice your Eligible Options, you must properly fill out and execute the Election Form and any other documents required by the Election Form. You must deliver the Election Form and all required documentation to Susan Burman, 520 Broad Street, Newark, New Jersey 07102 (facsimile number: (973) 412-3800, telephone number: (973) 412-2800), by hand delivery, overnight courier, mail or fax for delivery no later than March 4, 2002 before 5:00 p.m., Eastern time. We will only accept a paper copy of your Election Form. Delivery by email will not be accepted. You will not be able to participate in this Offer if you miss this deadline since we intend to strictly impose this repricing offer period. Subject to our rights to extend, terminate and amend the Offer, we presently anticipate that we will reprice all properly tendered Eligible Options submitted for repricing within the repricing offer period, promptly after the expiration of the Offer. We do, however, reserve the right to reject any or all acceptances of the Offer that we determine are not submitted in appropriate form or that we determine are unlawful to accept. (See
Section 4 of "The Offer")

HOW AND DURING WHAT PERIOD OF TIME MAY YOU WITHDRAW PREVIOUSLY ACCEPTED OFFERS TO REPRICE?

         You may withdraw your previously tendered acceptance of the Offer to reprice in its entirety by delivering to us by hand delivery or fax to Susan Burman, the Form of Notice of Change in Election and any additional required documentation required by the Form of Notice of Change in Election. You may deliver this form and withdraw your acceptance at any time before the Offer expires. If we extend the Offer, you may deliver the form and withdraw your acceptance at any time until the extended expiration of the Offer. Once you have withdrawn your acceptance, you may accept the Offer only by again following the delivery procedures described above. (See Section 5 of "The Offer")

WHEN WILL REPRICED OPTIONS EXPIRE?

         Your repriced Eligible Options will expire in accordance with the terms of the original grant and otherwise in accordance with the terms of the Option Plan. (See Section 9 of "The Offer")

WHAT DO WE AND THE BOARD OF DIRECTORS THINK OF THE OFFER?

         Neither we nor our Board of Directors make any recommendation as to whether you should accept the Offer to reprice your Eligible Options under this Offer. You must make your own decision whether or not to have your options repriced and bear the risks involved in the repricing. We urge you to consult with your own legal counsel, tax advisor, accountant and/or financial advisor, and take all risks associated with this Offer into account. (See "Risks of Participation in the Offer")

WHOM CAN YOU TALK TO IF YOU HAVE QUESTIONS ABOUT THE OFFER?

         For additional information or assistance regarding this Offer, you should contact Bruce D. Shoulson, Esq., General Counsel, at telephone number
(973) 412-3881, fax number (973) 412-3800.

                       RISKS OF PARTICIPATION IN THE OFFER

         Participation in the Offer involves a number of potential risks, including those described below. This discussion sets forth some of the potential risks in participating in the Offer. As this list is not complete, you should carefully consider these and other risks set forth in Net2Phone's Annual Report on Form 10-K for the fiscal year ended July 31, 2001, filed with the Securities and Exchange Commission on November 29, 2001, the Form 10-Q for the quarter ended October 31, 2001, filed by Net2Phone with the Securities and Exchange Commission on December 17, 2001, and the other materials Net2Phone has filed with the SEC. (See Section 17 of "The Offer") Net2Phone strongly recommends that participants consult with their own legal counsel, tax advisor, accountant and/or financial advisor, and take all risks associated with this Offer into account before deciding whether to participate in the Offer. This discussion of risks does not include certain risks that may apply to employees who live and work outside of the United States.

                                 ECONOMIC RISKS

1. If you cease being an employee of Net2Phone, IDT or Adir or cease to serve as a non-employee director of Net2Phone prior to the date on which Eligible Options submitted for repricing are repriced, your Eligible Options will not be repriced. If you cease being an employee of Net2Phone, IDT or Adir or cease to serve as a non-employee director of Net2Phone on or before June 1, 2002, the exercise price of Eligible Options repriced pursuant to the Offer will revert to the exercise price in effect immediately prior to the repricing.

2. The option repricing program requires a deferral of the vesting to June 1, 2002 of Eligible Options submitted for repricing which are either currently vested or will vest prior to June 1, 2002. Therefore, your acceptance of the Offer means that you will not be able to exercise any Eligible Options that are presently vested or that will vest between now and June 1, 2002 until June 1, 2002.

                            U.S. RESIDENTS TAX RISKS

1.       Your new options may be treated as nonqualified stock options.

         If one or more of your repriced Eligible Options was an incentive stock option, those options will likely be treated as nonqualified stock options as a result of your acceptance of the Offer, because the fair market value of Common Stock subject to the options as of the date of the original grant of the options will exceed the new option exercise price. In general, nonqualified stock options are less favorable to you from a tax perspective. See Section 13 of "The Offer."

                                  INTRODUCTION

         Net2Phone Inc. is offering all eligible option holders the opportunity to have their outstanding and unexercised options that were granted on or before December 18, 2001 under Net2Phone, Inc.'s 1999 Amended and Restated Stock Option and Incentive Plan (the "Option Plan") having an exercise price greater than $3.50 per share to purchase shares Common Stock of Net2Phone, whether vested or unvested (the "Eligible Options"). An "eligible option holder" is any employee of Net2Phone, IDT or Adir or non-employee director of Net2Phone as of the date the Offer commences and as of the date the Eligible Options submitted for repricing are repriced, who holds vested or unvested options to purchase Common Shares of Net2Phone. If you are no longer an employee of Net2Phone, IDT or Adir or serving as a non-employee director of Net2Phone on June 1, 2002, then the exercise price of your repriced Eligible Options will revert back to the exercise price in effect immediately prior to the repricing.

         Net2Phone is making this Offer upon the terms and subject to the conditions set forth in this Offer to Reprice, and in the related Cover Letter, Election Form and Form of Notice of Change in Election, which collectively constitute the "Offer." The Offer is subject to the conditions set forth in
Section 7 of this Offer to Reprice.

         The vesting dates of all Eligible Options repriced pursuant to the Offer that are currently vested or scheduled to be vest prior to June 1, 2002 will be deferred to June 1, 2002. Subject to the terms and conditions of this Offer, Net2Phone expects to reprice the Eligible Options on or prior to March 11, 2002. We will not reprice only a portion of any individual's Eligible Options. Therefore, you may only agree to a repricing for all or none of your Eligible Options. The exercise prices for the Eligible Options repriced pursuant to the Offer will be either $3.50, $5.00 or $7.00 as determined by the board of directors for each eligible option holder. The exact number of existing options that you have now and that are eligible for repricing will be set forth on the Election Form you receive from Net2Phone. The repriced options will have the same vesting schedules, as currently in effect, except that all currently vested options or options that are scheduled to vest prior to June 1, 2002 will be deferred to June 1, 2002.

         As of January 2, 2002, options to purchase approximately 5,132,403 of our shares were granted and unexercised under the Option Plan and eligible for repricing.

                                    THE OFFER

1.       Eligible Employees

         An "eligible option holder" is any person that is an employee of Net2Phone Inc., IDT Corporation, Adir Technologies Inc. or a non-employee director of Net2Phone on the date the Offer commences and on the date the Eligible Options submitted to be repriced pursuant to the Offer are repriced, and who holds vested or unvested options granted on or before December 18, 2001 with an exercise price in excess of $3.50 per share to purchase Common Stock of Net2Phone. However, this Offer is not valid in any jurisdiction in which the Offer or the repricing of any Eligible Options would not be in compliance with the laws of that jurisdiction.

2.       Number of Options; Expiration Date

         Subject to the terms and conditions of this Offer, Net2Phone will reprice all outstanding, unexercised options with an exercise price in excess of $3.50 per share held by eligible option holders, which eligible option holders accept the Offer prior to the Expiration Date.

         All repriced options will be subject to the terms of the Option Plan. The term "Expiration Date" means 5:00 p.m., Eastern time, on March 4, 2002, or any other extended date that may be set by Net2Phone. If we extend the period of time during which the Offer remains open, the term "Expiration Date" will refer to the latest time and date of which the Offer expires. See Section 15 of this Offer to Reprice for a description of Net2Phone's rights to extend, delay, terminate and amend the Offer.

IF YOU ARE NOT AN EMPLOYEE OF NET2PHONE, IDT, ADIR OR SERVING AS A NON-EMPLOYEE DIRECTOR OF NET2PHONE FROM THE DATE YOU ACCEPT THE OFFER THROUGH THE DATE WE REPRICE ELIGIBLE OPTIONS PURSUANT TO THE OFFER, YOUR OPTIONS WILL NOT BE REPRICED AND YOU WILL NOT RECEIVE ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR ACCEPTANCE OF THE OFFER. ACCEPTANCE OF THE OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN IN THE EMPLOY OF NET2PHONE, IDT OR ADIR. This means that if you die or quit or we terminate your employment or your services as a non-employee director of Net2Phone end prior to the date we reprice the Eligible Options, you will not receive anything by reason of your having accepted the Offer and the exercise price of your Eligible Options will remain unchanged.

         We will inform you in writing of any other material change in the information contained in this Offer to Reprice.

3. Purpose of the Offer

         We issued the options outstanding under the Option Plan to:

         o Provide option holders an opportunity to acquire or increase a proprietary interest in us, thereby creating a stronger incentive to expend maximum effort for our growth and success; and

         o  Encourage our employees to continue their employment with us.

         Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our Common Stock. We believe these options are unlikely to be exercised in the foreseeable future. By making this Offer to reprice outstanding options to exercise prices significantly lower than the current exercise price we hope to provide our employees with the benefit of owning options that over time may have a greater potential to increase in value, create better performance incentives for employees and thereby maximize stockholder value.

         Subject to the foregoing, and except as otherwise disclosed in this Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

         o Any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

         o Any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

         o Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

         o  Any other material change in our corporate structure or business;

         o Our Common Stock not being authorized for quotation in an automated quotation system operated by a national securities association;

         o Our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934;

         o The suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

         o The acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or

         o Any change in our certificate of incorporation or bylaws, or any actions, which may impede the acquisition of control of us by any person.

         We believe that retention of our employees is critical to our success, and we believe that there is great significance in maintaining the equity incentive of our employees. Furthermore, we believe that this Offer enables us to achieve these ends. Neither Net2Phone nor its Board of Directors makes any recommendation as to whether or not you should elect to have your Eligible Options repriced pursuant to the Offer. Net2Phone has not authorized any person to make any recommendation as to whether or not you should accept repricing of your Eligible Options pursuant to the Offer, nor to provide any information or to make any representation contained in this Offer to Repurchase, in the related Cover Letter to Eligible Option Holders, the Election Form or Form of Notice of Change in Election. We strongly urge you to evaluate carefully all of the information in this Offer to Reprice, the Cover Letter of Eligible Option Holders, Election Form and Form of Notice of Change in Election and to consult independent investment and tax advisors.

4. Procedures for Repricing Options.

         Making Your Election. In order to accept or reject this Offer, you must make your election, sign and deliver the Election Form, or a facsimile thereof, and any other required documents to the attention of Susan Burman, 520 Broad Street, Newark, New Jersey 07102, (facsimile number: (973) 412-3800, telephone number: (973) 412-2800), by hand delivery, overnight courier, mail or fax for delivery no later than 5:00 p.m. Eastern time on March 4, 2002. We will only accept a paper copy of your Election Form. Delivery by e-mail will not be accepted. You do not need to return your stock option agreements for your existing Eligible Options to elect to accept the Offer.

THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS, FORMS OF NOTICE OF CHANGE IN ELECTION AND ANY OTHER REQUIRED DOCUMENTATION IS AT YOUR RISK. IF YOU DELIVER BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURE THE MATERIALS. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of options which are eligible to be repriced pursuant to the Offer and the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Forms of Notice of Change in Election. We may reject any or all Election Forms and Forms of Notice of Change in Election if we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to reprice Eligible Options. Otherwise, we will accept properly and timely tendered acceptances of the Offer that are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Election Form or Form of Notice of Change in Election with respect to any particular Eligible Options or any particular option holder. No acceptances of the Offer will be accepted until all defects or irregularities have been cured by the option holder tendering the acceptance or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the tender of any acceptance, and no one will be liable for failing to give notice of any defects or irregularities.

         Our Acceptance Constitutes an Agreement. If you elect to have your Eligible Options repriced pursuant to the Offer and you return your acceptance of the Offer according to the procedures described above, you will be deemed to have accepted the terms and conditions of the Offer. However, only our acceptance of elections to reprice Eligible Options pursuant to the Offer from option holders that are properly tendered will form a binding agreement between you and us on the terms and subject to the conditions of this Offer.

         Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered acceptances that have not been validly withdrawn.

5. Withdrawal Rules

         You may only withdraw your acceptance of the Offer in accordance with the provisions of this Section 5.

         You may withdraw your acceptance of the Offer at any time before the expiration date. If we extend the Offer beyond that time, you may withdraw your acceptance until the extended expiration of the Offer.

         To validly withdraw an acceptance of the Offer, an option holder must deliver to us at the address and in accordance with the procedures set forth in
Section 4 "Making Your Election," a Form of Notice of Change in Election, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the acceptance. The Form of Notice of Change in Election must specify the name of the option holder who accepted the offer and the number of shares of Common Stock subject to options being withdrawn from the Offer. Because we are not accepting partial repricing of an individual's option grants, you may only withdraw your acceptance of the Offer with respect to all or none of the shares of Common Stock subject to your Eligible Option grants. Except as described in the following sentence, the Form of Notice of Change in Election must be executed by the option holder who accepted the offer to be withdrawn exactly as such option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in such capacity must be identified on the Form of Notice of Change in Election.

         You may not rescind any withdrawal. In order to reaccept the Offer, you must submit a new Election Form prior to the Expiration Date and pursuant to the procedures discussed above in Section 4.

         Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

6. Acceptance of Options for Repricing.

         Upon the terms and subject to the conditions of this Offer and as promptly as reasonably practicable following the Expiration Date, we will accept for repricing all Eligible Options properly included in acceptances of the Offer and not validly withdrawn before the Expiration Date. Eligible Options which are repriced pursuant to the Offer will entitle you to purchase the same number of shares of Common Stock as specified in the option agreement(s) governing the Eligible Options submitted for repricing, except that the vesting dates for all Eligible Options repriced pursuant to the Offer that are currently vested or scheduled to vest prior to June 1, 2002 will be deferred until June 1, 2002. If, for any reason, you are not an employee of Net2Phone, IDT or Adir or are not serving as a non-employee director of Net2Phone through the date we reprice the options, your Eligible Options will not be repriced, you will not receive any other consideration in exchange for your acceptance of the Offer and the option price of your existing Eligible Options will remain unchanged. In addition, if for any reason, you are not an employee of Net2Phone, IDT or Adir or are not serving as a non-employee director of Net2Phone on June 1, 2002, the exercise price of your repriced Eligible Options will revert to the exercise price in effect immediately prior to the repricing.

           Promptly after we accept your election to accept of the Offer, we will send each accepting option holder a letter confirming the number of shares subject to the options that we have accepted for repricing and the new exercise price of the repriced options.

7. Conditions of the Offer

         Notwithstanding any other provision of the Offer, Net2Phone will not reprice any existing Eligible Options and we may terminate or amend the Offer, or postpone the repricing of any Eligible Options in each case, subject to rule 13e-4(f)(5) under the Securities Exchange Act of 1934, as amended, if at any time on or after January 22, 2002, and prior to the Expiration Date (1) any of the following events has occurred, or has been determined by us to have occurred, and, (2) in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such repricing of options:

o There will have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the repricing of some or all of the Eligible Options pursuant to the Offer, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Net2Phone, IDT or Adir, or otherwise materially impair in any way the contemplated future conduct of Net2Phone's business or the business of Adir, or materially impair the contemplated benefits of the Offer to us;

o There will have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or Net2Phone, IDT or Adir, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

            (1) Make the repricing for some or all of the tendered Eligible Options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the Offer;

            (2) Delay or restrict our ability, or render us unable, to reprice some or all of the tendered Eligible Options;

            (3) Materially impair the contemplated benefits of the Offer to Net2Phone; or

            (4) Materially and adversely affect Net2Phone's business, condition (financial or other), income, operations or prospects of Net2Phone, IDT or Adir or otherwise materially impair in any way the contemplated future conduct of our business or the business of IDT or Adir or materially impair the contemplated benefits of the Offer to Net2Phone;

o    There is:

            (1) Any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

            (2) The declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

            (3) The decline of the Dow Jones Industrial Average, the Nasdaq National Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on January 22, 2002;

o A tender or exchange offer for some or all of our Common Stock, or a merger or acquisition proposal for Net2Phone, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we learn that:

            (1) Any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Common Stock of Net2Phone, or any new group will have been formed that beneficially owns more than 5% of the outstanding Common Stock of Net2Phone, other than any such person, entity or group that has filed a Schedule 13D or
                  Schedule 13G with the SEC on or before January 22, 2002;

            (2) Any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before January 22, 2002, has acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding Common Stock; or

            (3) Any person, entity or group will have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities;

The conditions to the Offer are for Net2Phone's benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8. Price Range of Common Shares

         The Common Stock underlying your options are quoted and traded on the Nasdaq National Market under the ticker symbol "NTOP." The Common Stock was initially offered to the public on July 29, 1999 at $15.00 per share. There is no public market for our Class A common stock or the options to purchase Common Stock issued under the Option Plan. The following table sets forth for the periods indicated the high and low reported sale prices per share for our Common Stock as reported by Nasdaq.

      Year Ended July 31, 2002                           High          Low
    ------------------------------                   ------------- ------------
    First Quarter..................................   $   6.22      $   2.20
    Second Quarter (through January 18, 2002)......   $   6.85      $   4.37

      Year Ended July 31, 2001                           High          Low
    ------------------------------                   ------------- ------------
    First Quarter..................................   $  35.44      $  16.69
    Second Quarter ................................   $  21.56      $   6.84
    Third Quarter..................................   $  14.00      $   6.63
    Fourth Quarter  ...............................   $   9.85      $   3.75

    Year Ended July 31, 2000                             High          Low
    ------------------------------                   ------------- ------------
    First Quarter..................................   $  92.63      $  15.00
    Second Quarter.................................   $  76.50      $  40.06
    Third Quarter..................................   $  68.38      $  34.38
    Fourth Quarter.................................   $  47.88      $  22.50


    ------------------------------

WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO ACCEPT REPRICING OF YOUR ELIGIBLE OPTIONS.

9. Terms of Repriced Options

         Consideration; Terms of Repriced Options. No separate consideration will be issued to holders of Eligible Options who accept this Offer. The terms and conditions of the repriced Eligible Options will not vary from the terms and conditions of the Eligible Options prior to repricing, except with respect to:

         o   the exercise price;

         o   the date that vesting and exercisability begins; and

         o   as otherwise specified in this Offer.

The repricing of Eligible Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits in lieu of stock options or of future employment.

         General. The maximum number of shares of Common Stock available for issuance pursuant to the exercise of options granted under the Option Plan is currently 16,940,000. The Option Plan permits the granting of both qualified and non-qualified stock options (that is, stock options that are not incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986).

         Administration. The Option Plan is administered by the compensation committee of our board of directors. The Option Plan provides the compensation committee with broad discretion to fashion the terms of grants of options, including type, size and exercise price, as it deems appropriate. The compensation committee also selects the persons to whom options are granted.

         Term. The duration of the repriced options will be the same as the terms of such current Eligible Options.

         Exercise Price; Effect of Termination. The board of directors has determined the new exercise price of each Eligible Option to be repriced pursuant to the Offer. The new exercise prices of the Eligible Options to be repriced pursuant to the Offer will be either $3.50, $5.00 or $7.00. The new exercise price per share of your Eligible Options which are repriced pursuant to the Offer will be indicated on the Election Form you receive from Net2Phone. If you are not employed by Net2Phone, IDT or Adir or serving as a non-employee director of Net2Phone on the date Eligible Options accepted for repricing pursuant to the Offer are repriced, Eligible Options for which you have accepted the Offer will not be repriced. Furthermore, in the event the holder of a repriced option is not in the employ of Net2Phone, IDT or Adir or serving as a non-employee director of Net2Phone on June 1, 2002, the exercise price of such repriced options shall revert to the exercise price in effect immediately prior to the repricing pursuant to the Offer.

         Vesting and Exercise. The compensation committee determines at what time or times each option issued under the Plan may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The exercisability of options may be accelerated by the compensation committee. The Eligible Options repriced pursuant to the Offer will have the same vesting periods as are currently in place. However, Eligible Options which are repriced pursuant to the Offer and which are currently vested or scheduled to vest prior to June 1, 2002, will not be exercisable until June 1, 2002.

         Method of Exercising Options. After the repriced Eligible Options vest, the option holder may exercise the options in accordance with the terms of the Option Plan and the option holder's option agreement as modified pursuant to the Offer by providing to us (1) a written notice identifying the option and stating the number of shares of Common Stock that the option holder desires to purchase and (2) payment in full at the time of exercise of the option price per share for the shares of Common Stock then being acquired by certified or cashier's check payable to the order of Net2Phone, Inc. or by surrender of shares of Common Stock having a fair market value equal to the full option exercise price (whether then owned by the option holder or issuable upon exercise of the option) in full payment for the shares of Common Stock being purchased. We may also in our discretion provide for alternate means of exercise of the options.

         Registration of Option Shares. All shares of Common Stock issuable upon exercise of options issued under the Option Plan ("Option Shares"), including the shares of Common Stock that will be issuable upon exercise of all Eligible Options repriced pursuant to the Offer, have been or will be registered under the Securities Act on a registration statement on Form S-8 filed with the SEC. Unless you are considered an "affiliate" of Net2Phone, you will be able to sell your Option Shares free of any transfer restrictions under applicable securities laws.

         Income Tax Consequences. You should refer to Section 14 of this Offer to Reprice for a discussion of the U.S. federal income tax consequences of the repricing of Eligible Options pursuant to the Offer. For all employees, including employees in other non-U.S. countries, we recommend that you consult with you own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work.

         Our statements in this Offer to Reprice concerning our option plans and the repriced Eligible Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to all provisions of the Option Plan and the forms of stock option agreements under the Option Plan. Please contact us at Net2Phone, Inc., 520 Broad Street, Newark, New Jersey 07102, Attn. Susan Burman, to receive a copy of the Option Plan and the current form of stock option agreement thereunder. We will promptly furnish you copies of these documents at our expense.

10. Information Concerning Net2Phone

         We are a leading provider of voice services over IP networks to consumers, businesses and carriers worldwide. With millions of users around the world, we enable toll-quality calls between computers, telephones, and broadband devices utilizing IP networks. Recognized as the first company to bridge the Internet with the public switched telephone network, we have routed billions of minutes of traffic over our award-winning network.

         Through our diversified offering of Voice over IP (VoIP) products and services, we have strengthened our position as a leading platform for the migration of voice traffic to IP networks. In fact, iLocus, a leading telecom market research firm, recently reported that we have 72% market share of PC-to-phone minutes and revenues worldwide.

         Our revenue is mostly driven by telecommunications minutes that ride over our IP network. Our company is divided into five core product lines (1) PC-based consumer services (2) phone-based consumer services (3) international enterprise solutions for small-to-mid sized businesses (4) carrier services and
(5) broadband solutions for cable operators. We have close to three million active users globally routing phone calls over our network.

         We began operations in November 1995, launched our first product in July 1996 and were incorporated in Delaware as a separate subsidiary of IDT Corporation in October 1997. Our principal corporate offices are located in Newark, New Jersey. Net2Phone completed its initial public offering in 1989, and our Common Stock is listed on the Nasdaq National Market under the Symbol "NTOP." Additional information is available from the documents described in
Section 17 "Additional Information."

11. Interests of Directors and Officers; Transactions and Arrangements Concerning the Eligible Options

         A list of our directors and executive officers is attached to this Offer to Reprice as Schedule A. As of January 2, 2002, our executive officers and directors (13 persons) as a group held options outstanding under the Option Plan to purchase a total of 1,067,570 shares (including options not subject to repricing), which represented approximately 17.4% of the shares subject to all options outstanding under the Option Plan as of that date. The exercise price per share of the repriced options granted to non-employee directors and certain officers will be $3.50 per share, which represents approximately 33.1% of the shares subject to all options outstanding under the Option Plan as of January 2, 2002. The exercise price per share of the repriced options granted to certain other key employees will be $5.00 per share, which represents approximately 23.9% of the shares subject to all options outstanding under the Option Plan as of January 2, 2002.

         Neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of Net2Phone or of our directors or executive officers, engaged in transactions involving the options or our Common Stock during the 60 days prior to the date of this Offer to Reprice, except as follows: (i) in connection with the termination of the employment of Howard Balter as Chief Executive Officer, the Company permitted Mr. Balter to rescind a prior exercise of options to purchase shares of our Common Stock, agreed to a forfeiture of Mr. Balter's options to purchase 142,980 shares of our Common Stock and agreed to reprice Mr. Balter's options to purchase 723,500 shares of our Common Stock to $.01 per share upon completion of the first three months of a 15 month consultancy period; and (ii) in connection with the termination of the employment of Ilan Slasky as Chief Financial Officer of Net2Phone, Net2Phone agreed to reprice Mr. Slasky's options to purchase 300,000 shares of our Common Stock to $.01 per share. Other than as stated above and periodic purchases pursuant to the provisions of the Option Plan and ordinary course grants of stock options to employees, there have been no agreements, arrangements or understandings between us and any of our executive officers, directors, affiliates or any other person relating to the Eligible Options.

         We expect that most of our eligible officers and non-employee directors will participate in the Offer and reprice their Eligible Options.

12. Legal Matters; Regulatory Approvals

         We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our repricing of Eligible Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the repricing of our options as described in this Offer to Reprice. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of Eligible Options for repricing pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to reprice options is subject to conditions, including conditions described in Section 7.

13. Material U.S. Federal income Tax Consequences

         General. The following is a general summary of certain U.S. federal income tax consequences of the repricing of options pursuant to the Offer. This discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the "Tax Code", its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. The following summary also does not address any aspect of state, local, or non-U.S. tax laws. We recommend that you consult your tax advisor with respect to the country, state and local tax consequences of participating in the Offer.

         Effect of Option Exchanges. If you agree to the repricing of one or more Eligible Options, you should not be required to recognize income for United States federal income tax purposes at the time of the exchange.

         You should note, however, that if one or more of the Eligible Options for which you accept the Offer are incentive stock options, such repriced options will likely no longer be considered incentive stock options. Under the Tax Code, options cannot qualify as incentive stock options if the exercise price of the options is less than the fair market value of the shares issuable upon exercise of the options as of the date of the original grant of the options. The tax consequences associated with incentive stock options and nonqualified stock options are discussed below.

YOU SHOULD CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF ACCEPTING (OR NOT ACCEPTING) THE OFFER TO REPRICE.


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

         Incentive Stock Options. Under current law, you will not realize ordinary income upon the grant or timely exercise of an incentive stock option. Exercise of an incentive stock option will be timely if made during its term and if you remain an employee of Net2Phone or a subsidiary of Net2Phone at all times during the period beginning on the date of grant of the incentive stock option and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled optionee). Exercise of an incentive stock option will also be timely if made by the legal representative of an optionee who dies (i) while in the employ of the Company or a subsidiary or (ii) within three months after termination of employment. The tax consequences of an untimely exercise of an incentive stock option will be determined in accordance with the rules applicable to the exercise of a nonqualified stock option as discussed below.

         Nonqualified Stock Options. Under current law, you will not realize ordinary income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as ordinary income to you, and you will be subject to withholding of income and employment taxes at that time. Net2Phone will generally be entitled to a deduction equal to the amount of ordinary income taxable to you.

         Capital Gains and Losses. The subsequent sale of the shares acquired pursuant to the exercise of an incentive stock option or a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long-term capital gains or losses if you held the shares for more than one year following exercise of the option.

14. Material Tax Consequences for Employees who are Residents in Countries other than the United States

         Employees who are tax residents in countries other than the U.S., are urged to consult with an independent tax advisor to determine the tax and social insurance implications of this Offer under the laws of the applicable country.

15. Extension of the Offer; Termination; Amendment

         We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay accepting any acceptances of the Offer by making a public announcement of the extension and giving oral or written notice of the extension to the option holders.

         We also expressly reserve the right, in our reasonable judgment, prior to the expiration date to terminate or amend the Offer and to postpone our acceptance and cancellation of any acceptances of the Offer upon the occurrence of any of the conditions specified in Section 7, by giving oral or written notice of such termination or postponement to the option holders and making a public announcement thereof. Our reservation of the right to delay our acceptance and repricing of options is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the consideration offered or return any options tendered promptly after termination or withdrawal of a tender offer.

         As long as we comply with any applicable laws, we may amend the Offer in any way including decreasing or increasing the number of options eligible to participate in the Offer and changing the exercise price(s).

         Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m., Eastern Standard time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement relating to the Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of the change, for example, by issuing a press release. Any company-wide announcement most likely would be made by e-mail.

         If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in exercise price or a change in the number of options eligible to be repriced pursuant to the Offer, will depend on the facts and circumstances. If we decide to increase or decrease the number of options eligible to be repriced in the Offer, we will publish notice of the action.

         If the Offer is scheduled to expire within less than ten business days from the date we notify you of such an increase or decrease, we will also extend the Offer for a period of ten business days from the date the notice is published.

16. Fees and Expenses

         We will not pay any fees or commissions to any broker, dealer or other person for soliciting agreements to the repricing of options pursuant to this Offer to Reprice.

17. Additional Information

         This Offer to Reprice is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Reprice does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, our annual report on Form 10-K for the fiscal year ended July 31, 2001, a quarterly report on Form 10-Q for the period ending October 31, 2001, as well as the other filings we have made with the SEC before making a decision on whether to accept the Offer. These filings and our other SEC filings may be obtained at the following SEC public reference rooms:

           450 Fifth Street, N.W.              500 West Madison Street
                  Room 1024                          Suite 1400
           Washington, D.C. 20549              Chicago, Illinois 60661

         You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Copies of these materials may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

         Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

         Our Common Stock is quoted on the Nasdaq National Market under the symbol "NTOP," and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

         Each person to whom a copy of this Offer to Reprice is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost by writing to us at Net2Phone, Inc., 520 Broad Street, Newark, New Jersey 07102, Attn: Susan Burman (facsimile number: (973) 412-3800, telephone number: (973) 412-2841).


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

         As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Reprice, you should rely on the statements made in the most recent document.

         The information contained in this Offer to Reprice about Net2Phone should be read together with the information contained in the documents to which we have referred you.

18.      Forward Looking Statements; Miscellaneous.

         This Offer to Reprice and our SEC reports referred to above include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. When used in this Offer to Reprice, the words "anticipate," "believe," "estimate," "expect," "intend" and "plan" or comparable terminology as they relate to Net2Phone or our management are intended to identify these forward looking statements. The documents filed by us with the SEC, including our annual report on Form 10-K, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise.

         We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will elections to exchange options be accepted from or on behalf of the option holders residing in such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD REPRICE YOUR OPTIONS PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED COVER LETTER TO ELIGIBLE OPTION HOLDERS, ELECTION FORM OR FORM OF NOTICE OF CHANGE IN ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                                                Net2Phone, Inc.

January 22, 2002


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


                                   SCHEDULE A
             INFORMATION ABOUT THE DIRECTORS AND EXECUTIVE OFFICERS
                               OF NET2PHONE, INC.
                             AS OF JANUARY 22, 2002
         The directors and executive officers of Net2Phone, Inc. and their positions as of January 22, 2002, are set forth in the following table:

Name                                 Position Held
---------------------------------    ------------------------------------
Howard Jonas                         Chairman of the Board
Stephen M. Greenberg                 Chief Executive Officer and Director
James R. Mellor                      Director
James A. Courter                     Director
Michael Fischberger                  Director
Gary E. Rieschel                     Director
Anthony G. Werner                    Director
Daniel H. Schulman                   Director
Harry C. McPherson, Jr.              Director
Joyce J. Mason                       Director
Stephen R. Brown                     Director
Jesse P. King                        Director
Ilan M. Slasky                       Chief Financial Officer


         The address of each director and executive officer is: c/o Net2Phone, Inc., 520 Broad Street, Newark, New Jersey 07102.


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